EXHIBIT 99.1

                      Press Release Dated February 28, 2006

[Motient Logo]

Media Contacts:
Winnie Lerner
Jessica Liddell
Abernathy MacGregor
212/371-5999

      Motient Corporation Announces Appointments to its Board of Directors


February 28, 2006 - Lincolnshire, IL - Motient Corporation (MNCP) today announced the appointment of two highly qualified, independent directors, David Grain and David Meltzer, to its Board of Directors, effective immediately. Motient also announced that it intends to appoint up to three additional independent directors within the coming weeks.

"Over the past several weeks, we have been working diligently to add directors who best represent shareholder interests, and are quite pleased that two such highly regarded industry experts are joining our Board. Messrs. Grain and Meltzer both posses a wealth of industry knowledge and experience and an independent perspective that will be an invaluable asset as we move forward in the development of Motient's strategic plan, including the development of MSV's and TerreStar's hybrid satellite-terrestrial communications systems. We are confident that these new Board members will bring additional perspectives to those of our existing, experienced Board members and that, together, the Board will continue to pursue the best interests of all of our shareholders," said Gerald Kittner, Motient's Chairman of the Company's Nominating Committee.

David Grain is the founder of Grain Capital, a private equity and venture capital firm that invests primarily in the wireless telecommunications sector. Previously, he served as President of Global Signal Inc., formerly known as Pinnacle Towers, one of the largest independent wireless communications tower companies in North America. Prior to joining Global Signal, Mr. Grain served as Senior Vice President of AT&T Broadband's New England Region.

David Meltzer is currently the Senior Vice President for International Services for the American Red Cross. He previously served as General Counsel and Executive Vice President for Regulatory Affairs for INTELSAT, the world's largest satellite communications company, through February 2005. Prior to that, Mr. Meltzer was a Senior Director in the Corporate Restructuring Division of INTELSAT and had previously served as a Director in the INTELSAT Procurement Division.

About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.


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Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.

Other Information
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Motient Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies or consent revocations from stockholders of Motient. Information regarding the names of Motient's directors, executive officers and their respective interests in Motient by security holdings or otherwise is set forth in Motient's proxy statement relating to the 2005 annual meeting of stockholders, which may be obtained free of charge at the SEC's website at www.sec.gov and Motient's website at www.motient.com.

Motient Corporation intends to file a Proxy Statement or Consent Revocation Statement on Schedule 14A with the SEC. Investors and security holders are advised to read Motient's Proxy Statement or Consent Revocation Statement, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement or the Consent Revocation Statement on Schedule 14A (when filed) free of charge at the SEC's website at www.sec.gov. Motient Corporation also will provide a copy of these materials without charge on its website at www.motient.com.

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